Exhibit 99.1
For Immediate Release

Contact:	Patrick A. Reynolds Director of Investor Relations (706) 649-4973
Synovus Reiterates Capital Adequacy Under SCAP Stress Testing
November 20, 2009 — Synovus Financial Corp. (NYSE: SNV) issued a statement today in response to inquiries regarding the company’s capital position and ability to absorb additional losses and still meet applicable regulatory minimum capital requirements. As stated in its recently filed quarterly report on Form 10-Q for the quarter ended September 30, 2009, Synovus would have been unable to demonstrate that it would meet the minimum Tier 1 threshold of common equity under the “More Adverse” scenario under the Supervisory Capital Assessment Program (“SCAP”) as of June 30, 2009. The Tier 1 common equity capital threshold is 4% of risk weighted assets under the SCAP framework. The attached SCAP analysis gives effect to Synovus’ $600 million public offering of common stock completed on September 22, 2009. This analysis illustrates that, under the SCAP methodology, Synovus exceeds the capital threshold, with a Tier 1 common equity ratio of 6.4% at December 31, 2010.
Synovus reaffirmed its capital position through a media release on November 13 and, today, further reiterates its belief in its capital adequacy under the guidelines of the SCAP stress testing.
Richard Anthony, Synovus Chairman and CEO stated, “While we do not believe our credit losses will reach the SCAP ‘More Adverse’ scenario levels, which would imply credit losses of almost $3.3 billion between January 1, 2009 and December 31, 2010, we believe that we have the capital and earnings capacity that would be needed under that scenario. We are pleased with our current core deposit trends as we continue to increase the core deposit funding percentage of our loan portfolio. Also, we continue to have improvements in the mix of core deposits as we focus on the growth of transaction accounts rather than higher cost time deposits.”
About Synovus
Synovus is a financial services holding company with approximately $35 billion in assets based in Columbus, Georgia. Synovus provides commercial and retail banking, as well as investment services, to customers through 30 banks, 328 offices, and 463 ATMs in Georgia, Alabama, South Carolina, Florida and Tennessee. The company focuses on its unique decentralized customer delivery model, position in high-growth Southeast markets and commitment to being a great place to work to ensure unparalleled customer experiences. See Synovus on the Web at www.synovus.com.

Forward Looking Statements
This press release and certain of our other filings with the Securities and Exchange Commission contain statements that constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, our statements regarding our belief in the adequacy of our capital and earnings capacity under the SCAP stress testing methodology; our expectations that credit losses will not reach the levels implied under the SCAP “More Adverse” scenario levels; our current expectations regarding core deposit trends and improvement in the mix of core deposits; and the assumptions underlying our expectations. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. A number of important factors could cause actual results to differ materially from those contemplated by the forward- looking statements in this press release and our filings with the Securities and Exchange Commission. Many of these factors are beyond Synovus’ ability to control or predict. Factors that could cause actual results to differ materially from those contemplated in this press release and our filings with the Securities and Exchange Commission include the risk that our actual losses are higher than expected and exceed the SCAP “More Adverse” scenario; the risk that we are unable to reverse our total deferred tax valuation allowance on or prior to December 31, 2010; and the factors set forth in Synovus’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. We do not assume any obligation to update any forward-looking statements as a result of new information, future developments or otherwise.

SCAP “More Adverse Scenario”
Hypothetical year-end 2010 Capital Position
(dollars in millions)

Beginning Tier I capital 9/30/2009		$2,974	10.5%

Cumulative credit losses 2009 — 2010(1)	(3,252)
Plus: Credit losses 1Q09-3Q09(2)	1,438
Plus: Excess loan loss reserve above 1.5%	568

Residual credit costs until 2010		(1,246)

Plus: Pre-tax, pre-credit costs income (4Q09 — 4Q10)		706
Plus: Gain on sale of Visa shares		52
Plus: Sub debt exchange		22
Plus: Adjustment for taxes(3)		485
Less: Preferred and common dividends		(84)
Less: Disallowed DTA (10% regulatory capital limitation)		(188)

Total capital burn		(253)

Ending Tier I capital		$2,721	9.9%
Tier I common		1,773	6.4%
Total risk based capital		3,598	13.1%
TCE/TA (4)		2,088	6.5%

Capital surplus — 4% Tier 1 common ratio		$670 (5)

(1)	Losses using high end of the range from the “more adverse” scenario of SCAP applied to Synovus’ loan portfolio as of 12/31/08

(2)	Consists of net charge-offs of $1,098 million and $340 million of other credit costs

(3)	Amount assumes reversal of total deferred tax asset valuation allowance on or prior to December 31, 2010.

Reversal of the valuation allowance is subject to considerable judgment. If the total valuation allowance is reversed after December 31, 2010, the Capital Surplus at December 31, 2010 as shown above would be approximately $400 million.

(4)	Non-GAAP financial measure; see Appendix

(5)	A 1% increase in capital standards (as a percentage of risk weighted assets) represents a $275 million decrease in the capital surplus.

Appendix
Use of Non-GAAP Financial Measure
This release contains a non-GAAP financial measure determined by methods other than in accordance with generally accepted accounting principles (GAAP). The non-GAAP financial measure is the computation of the tangible common equity to tangible assets ratio. The most comparable GAAP measure to this measure is the ratio of total equity to total assets. Synovus’ management uses this non-GAAP financial measure to assess the strength of the Company’s capital position. Synovus believes that this non-GAAP financial measure provides additional meaningful information about Synovus to assist investors in evaluating Synovus’ capital position. This non-GAAP measure should not be considered a substitute for operating results determined in accordance with GAAP and may not be comparable to other similarly titled measures at other companies. The following illustrates the method of calculating the non-GAAP financial measure used in this release:

Hypothetical
(dollars in millions)	Year-End 2010
Total assets	$32,328
Goodwill	(39)
Other intangible assets	(18)

Tangible assets	$32,271

Total shareholders’ equity	$3,082
Goodwill	(39)
Other intangible assets	(18)
Cumulative perpetual preferred stock	(937)

Tangible common equity	$2,088

Tangible common equity to tangible assets ratio	6.5%